Exhibit 10.2

BIG CAT ENERGY CORPORATION
 TRANSWESTERN ONE, SUITE 215
404 NORTH 31st STREET
BILLINGS, MONTANA 59101
(406) 255-7190

Mr. George Hampton
6600 Wauconda Drive
Larkspur, CO 80118
August 21, 2006

RE:    Engagement Letter
          Director - Big Cat Energy Corporation

Dear George:

The current Board of Directors of Big Cat Energy Corporation, request that you fill a vacancy on the Board of Directors of the Corporation. The Corporation has Directors and Officers liability insurance in place, which provides liability coverage up to $2,000,000.00. If you wish to see a copy of the insurance binder, please let us know. For your tenure on the Board of Directors, the Corporation offers you the following compensation, (1) Salary of $5,000.00 per fiscal quarter, and (2) Stock options on 200,000 shares of the Corporation's stock. At this time the Corporation can not give you the exact terms of the stock options which will be granted to you by the Corporation, but the option terms will include vesting provisions. The Corporation will reimburse Directors for any travel, meals, lodging, and other expenses incurred by the Director for the benefit of the Corporation. At this time the Corporation is anticipating holding monthly Directors' meetings by conference call, and quarterly meetings with all Directors physically present. The Corporation will use its best efforts to accommodate the Directors when scheduling the time and location of Directors' meetings.

If you choose to accept the position as a Director of the Corporation, you must follow and abide by the Corporation's Code of Ethics and Business Conduct. Please, find enclosed a copy of the Code. Big Cat Energy Corporation is a publicly traded corporation listed and traded on the OTC-BB, under the symbol BCTE. As a Director of the Corporation you must abide by all rules and regulations of the Securities and Exchange Commission, including, but not limited to, the regulations and rules regarding insider-trading. In this regard, also enclosed is a Questionnaire for Directors, which eventually must be completed by each Director and submitted to the Corporation's auditor.

Mr. George Hampton
August 21, 2006
Engagement Letter-Director

We appreciate the opportunity to have you serve on the Board of Directors of Big Cat Energy Corporation and believe this letter accurately summarizes the significant terms of your engagement as a Director. If you have any questions, please let us know. If you agree with the terms of the engagement as described in this letter, please sign the enclosed second original and return it us in the enclosed self-addressed envelope. Finally, if you agree to accept the position as a Director, please include a short biography with the letter of acceptance. Thank You.

Sincerely,
Big Cat Energy Corporation

By:	ROBERT GOODALE
Robert Goodale, Secretary/Treasurer

Accepted and agreed to:

GEORGE L. HAMPTON III
George Hampton
Date: September 5, 2006

Enclosures